FOR IMMEDIATE RELEASE	For Additional Information
	Contact:	Matt Nolan Chief Financial Officer Ohio Indemnity Company (614) 228-2800

OHIO INDEMNITY COMPANY ELECTS DANIEL J. STEPHAN
PRESIDENT OF OIC LENDER SERVICES

COLUMBUS, Ohio (March 7, 2008) The Board of Directors of Ohio Indemnity Company, a subsidiary of Bancinsurance Corporation (OTC BB: BCIS) today announced that Daniel J. Stephan has been elected President of OIC Lender Services.

John Sokol commented, “We are pleased to elect Dan to this new position, which reflects both our commitment to this business and his achievements during the past eight years. He has helped to grow our product portfolio and also led efforts this past year to introduce a specialized insurance product for equipment manufacturers. We look forward to increasing our presence in these markets by continuing to work closely with our customers and agents.”

Under Dan Stephan’s leadership, OIC Lender Services has grown from one product with less than $20 million of annual written premiums to four products totaling more than $60 million in annual written premiums. Dan has more than two decades of experience providing insurance products to automobile lenders. During the past eight years, he has expanded insurance product lines for the company’s automobile lenders and recently added products for equipment manufacturers. Dan is a recognized industry expert in the company’s specialty products, which include ULTIMATE LOSS INSURANCE®, which offers blanket vendor single interest coverage to automobile dealers and financial institutions; guaranteed Auto Protection (GAP), which insures the difference between the outstanding balance of a customer’s loan or lease and the amount of primary insurance coverage if a vehicle is damaged beyond repair or is stolen and not recovered; and, creditor placed insurance (CPI), which provides an alternative to the company’s traditional blanket vendor single interest product.

Dan has served as Senior Vice President of Lender Services since 2003. He joined the company as Vice President in 2000 and continued in that position until 2003. Prior to joining the company, Dan held various Manager positions at Markel American Insurance Company and Progressive Corporation.

About Ohio Indemnity

Ohio Indemnity Company is principally engaged in underwriting specialty insurance. Lender service insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products.  These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees.  Our waste industry products consist of surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements.  Other specialty products consist primarily of vehicle service contracts, other surety products and run-off of the discontinued bond program.

About OIC Lender Services

OIC Lender Services is a division of Ohio Indemnity Company. For more than 50 years, we have met the insurance needs of lenders by helping them protect their loan portfolio, reduce charge-offs and enhance profits.